p +61 (8) 9388 0344 f +61 (8) 9388 0611 PO Box 1173, Osborne Park Western Australia 6916 www.virtualmedicalcentre.com info@virtualmedicalcentre.com

5 January 2011

Dear Shareholder,

Company Update
Virtual Medical Centre Inc. (OTCBB: VMCT) is pleased to provide you with an update on the Company’s activities.

Summary
•	YTD Virtual Medical Centre has experienced modest growth, and is on track to exceed revenue this financial year compared to 2009-2010.
•
The term sheet with Pharmacy Online (POL) has been extended to December 31, 2010. Virtual Medical Centre is in negotiations with POL regarding another extension, although no assurance can be given that such extension will be agreed upon.

•	We are looking forward to completing the acquisition of Glasses Online.
•
VMC continues to implement and execute its growth plans on a number of fronts, with a focus on new product development, and furthering our reach with cutting edge social media including Visum, the forum dedicated to Australian doctors, a new patient forum and other initiatives.

•	We continue to receive exceptional support from the Australian and international medical community.

Please see below for further details:

Capital Raising
Capital raising efforts is continuing, although we have encountered some sensitivity from investors in light of the fragile situation in the USA and the Euro zone. We are currently in close negotiations with several interested parties. However, no assurance can be given that we will be successful in our efforts to raise additional capital with such parties.

Pharmacy Online (POL) has continued to post robust growth. The term sheet between the Company and POL has been extended to December 31, 2010 and VMC is in negotiations with POL for another extension. We are well placed when we finalise the capital raising to complete the acquisition of the controlling interest in POL.

The Glasses Online deal is still firmly in place, and we are looking forward to completing the acquisition.

Share Restrictions
We wish to clarify when the share restrictions will be removed from VMCT share certificates for the shareholders who were initially holders of VMC Pty Ltd.

Under Securities and Exchange Commission rules, shareholders of a company that was previously a shell company cannot sell under Rule 144 until 12 months has lapsed since the filing of Form 10.  Virtual Medical Centre Inc. filed the Form 10 information with the Super 8-K so the 12 month period began as of May 28th 2010.

Advertising Income
•	New advertising sales in the last quarter include large pharmaceutical companies and advertising agencies.
•	With our expected re-signs we are conservatively forecasting a modest improvement in revenue this financial year.

Cost Savings
Whilst Virtual Medical Centre has achieved some positive and steady increases in revenue, importantly we have also achieved some significant cost savings. VMC has renegotiated contracts and found new suppliers in several key areas to realise a significant reduction of overall monthly cash expenditure by 12.8%.
Areas that have undergone review include:
•	Management costs - with a reduction of 45% and
•	Website hosting - by 58%.

Virtual Medical Centre
We have undertaken a number of developments on the Virtual Medical Centre website, with our key goal to increase interest and usability, and the corresponding advertising revenue. Developments include:
•	New website navigation and design
•	Member initiatives such as competitions and timely content continue to contribute to newsletter open and click through rates – which remain above industry averages.
•	More powerful system for creating and managing sponsored surveys on the website and enewsletters
•	New patient experience section – where patients share their experience with a particular disease or health related issue to help others going through the same thing
•	New patient forum
•	New animations section complete with transcripts
•	New videos of doctors speaking on popular topics
•	New and improved interactive calculators with improved functionality
•	Active Visum members have increased by 47% since July 1st 2010

Further Information
If you have any questions arising from this update, please contact Tom Maher, Company Secretary on
+61 (0) 8 9388 0344 or tom@virtualmedicalcentre.com or myself via email wayne@virtualmedicalcentre.com

Kind regards

Wayne Hughes
CEO
Virtual Medical Centre